Exhibit 11

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (unaudited)
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                                                       For the three months                          For the nine months
                                                              Ended                                         Ended
                                                             June 30                                       June 30
                                                 --------------------------------------           -------------------------------
                                                            1999              1998                 1999                1998
                                                            ----              ----                 ----                ----
Basic Earnings (Loss) per share:
Net income (Loss)                                     $ 105,008           $ 335,728          $ (99,915)            $ 257,552
Less Cumulative Preferred Stock
   Dividends                                             31,250              31,250             93,750                43,750
Income (Loss) available to Common
   Stockholders                                          73,758             304,478           (193,665)              213,802
                                                         ------             -------           ---------              -------
Weighted-average number of
   Common shares outstanding                         10,191,416           6,908,152          9,066,085             6,830,341
                                                     ----------           ---------          ---------             ---------
Basic Earnings (Loss) per share                       $ .01                $ .04              $ (.02)                $ .03
Diluted Earnings (Loss) per share
Income (Loss) available to Common
   Stockholders (from above)                           73,758              304,478           (193,665)              213,802
Add back cumulative preferred
   Stock dividends                                    Note                  31,250             Note                  Note
                                                      ----                  ------             ----                  ----
Income (Loss) available to Common and
   Common Equivalent Stockholders                      73,758              335,728           (193,665)              213,802
                                                       ------              -------           ---------              -------
Weighted-average number of
     Common shares outstanding                       10,191,416           6,908,152          9,066,085             6,830,341
Excess of shares issuable for
the assumed exercise of options and
warrants over the number of shares
possible of repurchase using the proceeds
from the exercise of such options and
warrants at the average market price
(treasury stock method)                                 238,342           2,227,589               -                2,384,676
Shares issuable for assumed conversion of
convertible preferred stock                            Note               1,515,151           Note                    Note
                                                       ----               ---------           ----                    ----
Weighted-average number of common and
common equivalent shares outstanding                 10,429,758          10,650,892          9,066,085             9,215,017
                                                     ----------          ----------          ---------             ---------
Diluted Earnings (Loss) per share                     $ .01                 $ .03            $ (.02)                 $ .02

Note
For the three-month period ended June 30, 1999 and the nine-month periods ended June 30, 1999 and 1998, diluted EPS does not include the assumed conversion of preferred stock due to an antidilutive impact.

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